Exhibit 10.22

Membership Interest Purchase Agreement

by and among

Bitech Technologies Corporation,

Emergen Energy LLC,

Bridgelink Development, LLC,

C & C Johnson Holdings, LLC,

and

Cole W. Johnson

i

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Exhibits and Annexes

Annex 1	Membership Interest Assignment

Exhibit A	BESS Development Projects
Exhibit B	Solar Development Projects
Exhibit C	Project Management Services Agreement
Exhibit D-1	Benjamin Tran Employment Agreement
Exhibit D-2	Cole Johnson Employment Agreement
Exhibit E-1	Benjamin Tran Option Agreement
Exhibit E-2	Cole Johnson Option Agreement

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Membership Interest Purchase Agreement

Dated as of April 14, 2024

This Membership Interest Purchase Agreement (this “Agreement”) is entered into as of the date first set forth above (the “Effective Date”) by and between (i) Bitech Technologies Corporation, a Delaware corporation (“Bitech”); (ii) Emergen Energy LLC, a Delaware limited liability company (“Emergen”); (iii) Bridgelink Development, LLC, a Delaware limited liability company (“Bridgelink”) as the sole member of Emergen; (iv) C & C Johnson Holdings LLC, a Delaware limited liability company (“C&C”); and (v) Cole W. Johnson, an individual, for the limited purposes as set forth herein (“Mr. Johnson”). Each of Emergen, Bridgelink, C&C, and Mr. Johnson may be referred to collectively herein as the “Bridgelink Parties” and, separately, as a “Bridgelink Party”. Each of Bitech and each Bridgelink Party may be referred to herein collectively as the “Parties” and, separately as a “Party”.

WHEREAS, at the Closing (as defined below), Bitech agrees to acquire from Bridgelink all of the membership interests of Emergen, which are represented by one hundred (100) Units (as defined below) of equity ownership interest (the “Membership Interests”), and currently held by Bridgelink in exchange for the issuance by Bitech to Bridgelink a certain number of shares of shares of Bitech’s common stock, with a par value $0.001 per share (the “Bitech Common Stock”); and

WHEREAS, Emergen will become a wholly owned subsidiary of Bitech;

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, the receipt and sufficiency of which are hereby acknowledged and agreed, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I. Definitions and Interpretations

Section 1.01 Definitions. The following terms, as used herein, have the following meanings

(a)	“AAA” has the meaning set forth in Section 9.03(d).

(b)	“Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim, or assessment for Taxes or otherwise.

(c)	“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

(d)	“Agreement” has the meaning set forth in the introductory paragraph hereto.

(e)	“Assignment” has the meaning set forth in Section 2.05(a).

(f)	“BESS Development Projects” has the meaning set forth in Section 2.01(a)(i).

(g)	“BESS” has the meaning set forth in Section 2.01(a)(i).

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(h)	“Bitech Board” means the Board of Directors of Bitech.

(i)	“Bitech Common Stock” has the meaning set forth in the Recitals above.

(j)	“Bitech Indemnified Party” has the meaning set forth in Section 8.01.

(k)	“Bitech Organizational Documents” has the meaning set forth in Section 4.01.

(l)	“Bitech Stock” has the meaning set forth in the Recitals above.

(m)	“Bitech” has the meaning set forth in the introductory paragraph hereto.

(n)	“Bridgelink Indemnified Party” has the meaning set forth in Section 8.02.

(o)	“Bridgelink Party” and “Bridgelink Parties” have the meanings set forth in the introductory paragraph hereto.

(p)	“Bridgelink” has the meaning set forth in the introductory paragraph hereto.

(q)	“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Delaware are authorized or required by Law or executive order to close.

(r)	“C&C” has the meaning set forth in the introductory paragraph hereto.

(s)	“Cap” has the meaning set forth in Section 8.07(a).

(t)	“Closing Date” has the meaning set forth in Section 2.04.

(u)	“Closing” has the meaning set forth in Section 2.04.

(v)	“Code” means Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(w)	“Contract” means all contracts, agreements, leases (including equipment leases, car leases and capital leases, licenses, commitments, client contracts, statements of work), sales and purchase orders and similar instruments, whether oral or written.

(x)	“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, with “Controlled”, “Controlling” and “under common Control with” having correlative meanings; and provided that, without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a ten percent (10%) Owner ) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

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(y)	“Derivatives” means any options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Equity Securities of a Person or obligating such Person to issue or sell any of its Equity Securities, including, without limitation any simple agreements for future equity or any similar agreements or instruments.

(z)	“Development Projects” means the Solar Development Projects and the BESS Development Projects.

(aa)	“Direct Claim” has the meaning set forth in Section 8.03(b).

(bb)	“Disclosure Schedules” has the meaning set forth in the introductory paragraph to Article III.

(cc)	“Disqualification Event” has the meaning set forth in Section 3.41.

(dd)	“Due Diligence Materials” has the meaning set forth in Section 6.02.

(ee)	“Effective Date” has the meaning set forth in the introductory paragraph hereto.

(ff)	“Emergen Manager” means the manager of Emergen as set forth in the Operating Agreement.

(gg)	“Emergen Organizational Documents” has the meaning set forth in Section 3.01(a).

(hh)	“Emergen Permits” has the meaning set forth in Section 3.17.

(ii)	“Emergen” has the meaning set forth in the introductory paragraph hereto.

(jj)	“Employment Agreement” has the meaning set forth in Section 2.02(b)(iii).

(kk)	“Enforceability Exceptions” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity.

(ll)	“Equity Security” means, with respect to any Person, (a) any capital stock or similar security, (b) any security convertible into or exchangeable for any security described in clause (a), (c) any option, warrant, or other right to purchase or otherwise acquire any security described in clauses (a), (b), or (c), and, (d) any “equity security” within the meaning of the Exchange Act.

(mm)	“Evaluation Material” has the meaning set forth in Section 6.03(a).

(nn)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

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(oo)	“Exchange Shares” has the meaning set forth in Section 2.03(b).

(pp)	“Exchange” has the meaning set forth in Section 2.03(c).

(qq)	“Financial Statements” has the meaning set forth in Section 3.18(a).

(rr)	“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

(ss)	“GW” has the meaning set forth in Section 2.01(a)(i).

(tt)	“Indebtedness” means, with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs and prepayment and other penalties; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the Ordinary Course of Business); (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP (as defined below); (g) all guarantees by such Person; and (h) any agreement to incur any of the same.

(uu)	“Indemnified Party” has the meaning set forth in Section 8.03.

(vv)	“Indemnifying Party” has the meaning set forth Section 8.03.

(ww)	“Intellectual Property Registrations” has the meaning set forth in Section 3.29(d).

(xx)	“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests, and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (i) trademarks, service marks, trade names, brand names, logos, trade dress, and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions, and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing; (ii) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority; (iii) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (iv) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions, and other trade secrets, whether or not patentable; and (v) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations, and renewals of such patents and applications.

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(yy)	“Johnson Employment Agreement” has the meaning set forth in Section 2.02(b)(iii).

(zz)	“Johnson Option Agreement” has the meaning set forth in Section 2.02(b)(iv).

(aaa)	“KeyBanc” has the meaning set forth in Section 6.02.

(bbb)	“Knowledge of Bridgelink” means the knowledge, after and assuming due inquiry, of Mr. Johnson or of any manager, director or executive officer of Emergen or Bridgelink, after and assuming due inquiry.

(ccc)	“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement, or rule of law of any Governmental Authority.

(ddd)	“Lease” has the meaning set forth in Section 3.23(e).

(eee)	“Liabilities” means any liabilities, obligations or responsibilities of any nature whatsoever, whether direct or indirect, matured or un-matured, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, absolute, contingent or otherwise, including any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, or expense.

(fff)	“Lien” means, with respect to any property or asset, any lien, security interest, mortgage, pledge, charge, claim, lease, agreement, right of first refusal, option, limitation on transfer or use or assignment or licensing, restrictive easement, charge or any other restriction of any kind, and any conditional sale or voting agreement or proxy, and including any restriction on the ownership, use, voting, transfer, possession, receipt of income, or other exercise of any attributes of ownership, in respect of such property or asset, and any agreement to give any of the foregoing.

(ggg)	“Losses” and “Loss” means any losses, damages, deficiencies, Liabilities, assessments, fines, penalties, judgments, actions, claims, costs, disbursements, fees, expenses or settlements of any kind or nature, including legal, accounting and other professional fees and expenses.

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(hhh)	“Material Adverse Effect”, with respect to any Person, means any event, occurrence, fact, condition, or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of such Person, or (b) the ability of such Person to consummate the Transactions on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economies or securities or financial markets in general; (ii) changes, conditions, or effects that generally affect the industries in which such Person operates; (iii) any change, effect ,or circumstance resulting from an action required or permitted by this Agreement; or (iv) conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii), or (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect on a subject Person has occurred to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person compared to other participants in the industries in which such Person conducts its business.

(iii)	“Material Contracts” has the meaning set forth in Section 3.16(a).

(jjj)	“Material Non-Public Information” has the meaning set forth in Section 6.03(c).

(kkk)	“Membership Interests” has the meaning set forth in the recitals.

(lll)	“Mr. Tran” has the meaning set forth in Section 2.02(b)(ii).

(mmm)	“Order” means any decree, order, judgment, writ, award, injunction, rule, injunction, stay, decree, judgment or restraining order or consent of or by a Governmental Authority.

(nnn)	“Ordinary Course of Business” means, with respect to any Person, the ordinary and usual course of normal day-to-day operations of the business of such Person consistent with past custom and practice; provided, however, that in no event shall any breach of Law or violation of any permits, approvals, licenses, permits, consents, authorizations, qualifications, orders and certificates from Governmental Authorities necessary to conduct the business of such Person be considered ordinary or usual course of normal day-to-day operations of the business of such Person.

(ooo)	“OTC Markets” has the meaning set forth in Section 5.01(e).

(ppp)	“Party” and “Parties” have the meanings set forth in the introductory paragraph hereto.

(qqq)	“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

(rrr)	“Permitted Lien” means (i) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the Ordinary Course of Business for amounts (A) that are not delinquent; (B) that are not material to the business, operations, and financial condition of any Bridgelink Party so encumbered, either individually or in the aggregate; and (C) that not resulting from a breach, default, or violation any Bridgelink Party of any Contract or Law; and (iii) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established in accordance to U.S. GAAP).

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(sss)	“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

(ttt)	“PMSA” has the meaning set forth in Section 2.02(a).

(uuu)	“Reorganization” has the meaning set forth in Section 2.01(b).

(vvv)	“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(www)	“Rule 144” has the meaning set forth in Section 3.13(g).

(xxx)	“SEC Reports” has the meaning set forth in the introductory paragraph to Article IV.

(yyy)	“SEC” means the U.S. Securities and Exchange Commission.

(zzz)	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(aaaa)	“Solar Development Projects” has the meaning set forth in Section 2.01(a)(ii).

(bbbb)	“SPV” has the meaning set forth in Section 2.02(a).

(cccc)	“Standstill Period” has the meaning set forth in Section 6.03(b).

(dddd)	“Subsidiary” or “Subsidiaries” means one or more entities of which at least ten percent (10%) of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person.

(eeee)	“Supply Agreements” has the meaning set forth in Section 2.01(a)(i)(3).

(ffff)	“Tangible Personal Property” has the meaning set forth in Section 3.30.

(gggg)	“Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any Liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax, or additional amount imposed with respect thereto.

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(hhhh)	“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

(iiii)	“Termination Date” means April 24, 2024.

(jjjj)	“Third-Party Claim” has the meaning set forth in Section 8.03(a).

(kkkk)	“Tran Employment Agreement” has the meaning set forth in Section 2.02(b)(iii).

(llll)	“Tran Option Agreement” has the meaning set forth in Section 2.02(b)(iv).

(mmmm)	“Transaction Documents” means this Agreement, the Assignment, the PMSA, the Tran Employment Agreement, the Johnson Employment Agreement, the Tran Option Agreement, the Johnson Employment Agreement, and any other certificate, agreement, or document entered into or delivered in connection with the transactions as contemplated herein or therein.

(nnnn)	“Transactions” means the transactions contemplated by the Transaction Documents.

(oooo)	“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

(pppp)	“Units” has the meaning set forth in Section 3.06(a).

Section 1.02 Interpretive Provisions. Unless the express context otherwise requires (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (iii) the terms “Dollars” and “$” mean United States Dollars; (iv) references herein to a specific Section, Subsection, Recital, or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, or Exhibits of this Agreement; (v) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (vi) references herein to any gender shall include each other gender; (vii) references herein to any Person shall include such Person’s heirs, executors, personal Representatives, administrators, successors, and assigns; provided, however, that nothing contained herein is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (viii) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; (ix) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented, or modified from time-to-time in accordance with the terms thereof; (x) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each mean “to, but excluding”; (xi) references herein to any Law or any license mean such Law or license, as amended, modified, codified, reenacted, supplemented, or superseded in whole or in part, and in effect from time-to-time; and (xii) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

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Article II. The Transactions

Section 2.01 Reorganization.

(a)	The Parties acknowledge that, as of the Effective Date, Emergen has no material assets and no material operations. Following the Effective Date, the Bridgelink Parties shall undertake and perform such actions as required to transfer from Bridgelink to Emergen the following assets and operations prior to the Closing Date:

(i)	Certain rights to fully develop a portfolio of renewable energy development assets, which includes certain battery energy storage system (“BESS”) projects with a cumulative storage capacity estimated at 1.965 gigawatts (“GW”) located in the United States and further described in Exhibit A attached hereto along with certain term sheets and agreements with capital providers that Bridgelink has previously negotiated whether or not finalized (collectively, the “BESS Development Projects”). Each BESS Development Project shall consist of the following, to the extent it is available:

(1)	Documents that substantiate Emergen’s rights to own, lease, or otherwise acquire the right to use the real property where the BESS Development Projects will be located;

(2)	Construction and engineering plans and contracts to construct the physical facility that will operate the BESS;

(3)	Agreements that entitle Emergen to acquire the batteries and major system components necessary to operate each BESS Development Project (the “Supply Agreements”);

(4)	All permits and environmental studies, if any, necessary to obtain governmental approval and construct and operate each BESS Development Project; and

(5)	All other contracts related to the development and operation of each BESS Development Project.

(ii)	Certain rights to fully develop a portfolio of renewable energy development assets, which includes certain solar development projects with a cumulative capacity estimated at 3.840 GW located in the United States and further described in Exhibit B attached hereto along with certain term sheets and agreements with capital providers that Bridgelink has negotiated, whether or not finalized (collectively, the “Solar Development Projects”). Each Solar Development Project shall consist of the following, to the extent it is available:

(1)	Documents that substantiate Emergen’s rights to own, lease or otherwise acquire the right to use the real property where the Solar Development Projects will be located;

(2)	Construction and engineering plans and contracts to construct the physical facility that will operate the Solar Development Project;

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(3)	Agreements that entitle Emergen to acquire the solar development projects to operate each Solar Development Project;

(4)	All permits and environmental studies, if any, necessary to obtain governmental approval and construct and operate each Solar Development Project; and

(5)	All other contracts related to the development and operation of each Solar Development Project.

(b)	The actions as set forth in Section 2.01(a) are referred to collectively as the “Reorganization”. The Parties shall reasonably cooperate to complete the Reorganization as soon as reasonably practicable, provided that all expenses and costs related thereto shall, as between the Parties, be paid by the Bridgelink Parties. The Bridgelink Parties shall take into consideration the requests of Bitech with respect to the Reorganization, and the final structure of the Reorganization and all documentation related thereto shall be subject to the reasonable approval of Bitech, such approval not to be unreasonably withheld, conditioned or delayed.

(c)	Bitech holds certain rights or may obtain certain rights to fully develop a portfolio of renewable energy development assets, which are neither BESS Development Projects nor Solar Development Projects, located in the United States along with certain term sheets and agreements with capital providers negotiated, whether or not finalized (collectively, the “Other Development Projects”).

Section 2.02 Additional Agreements and Actions Prior to and at the Closing.

(a)	Prior to the Closing, Mr. Johnson shall form a special purpose vehicle entity (the “SPV”), and, at the Closing, Bitech and the SPV shall enter into the Project Management Services Agreement in the form as attached hereto as Exhibit C (the “PMSA”), pursuant to which Bitech and the SPV will agree as to certain matters related to the operations of certain assets of Bitech following the Closing.

(b)	At the Closing, Bitech and the Bitech Board shall undertake such actions as required to complete the following actions:

(i)	Bitech shall expand the size of the Bitech Board such that the Bitech Board is comprised of five persons, and thereafter to name to the Bitech Board, effective as of the Closing, two persons as named by Bitech, two persons as named by Bridgelink, and one person jointly selected by Bitech and Bridgelink, which person shall meet the requirements of being an “independent director” pursuant to the rules and regulations of the Nasdaq Stock Market.

(ii)	The Bitech Board shall name Benjamin Tran (“Mr. Tran”) as Chairman and interim Chief Executive Officer of the Bitech, and shall name Mr. Johnson as President of Bitech.

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(iii)	At the Closing, Bitech shall enter into an employment agreement with Mr. Tran in the form as attached hereto as Exhibit D-1 (the “Tran Employment Agreement”) and shall enter into an employment agreement with Mr. Johnson in the form as attached hereto as Exhibit D-2 (the “Johnson Employment Agreement” and, together with the Tran Employment Agreement, the “Employment Agreements”), with each such Employment Agreement having such additional terms and conditions as agreed to by the applicable parties thereto.

(iv)	At the Closing, Bitech shall grant to Mr. Tran an option to acquire twenty million (20,000,000) shares of Bitech Common Stock, vesting over five (5) years, pursuant to the option agreement in the form as attached hereto as Exhibit E-1 (the “Tran Option Agreement”), and shall grant to Mr. Johnson an option to acquire sixty eight million (68,000,000) shares of Bitech Common Stock, vesting over five (5) years, pursuant to the option agreement in the form as attached hereto as Exhibit E-2 (the “Johnson Option Agreement”).

Section 2.03 The Exchange.

(a)	On the terms and subject to the conditions set forth in this Agreement, at the Closing, Bridgelink, which holds all of the Membership Interests, comprising one hundred percent (100%) of Emergen’s equity interests, shall sell, assign, transfer, and deliver to Bitech all of the Membership Interests, free and clear of all Liens, pledges, encumbrances, charges, restrictions, or known claims of any kind, nature, or description.

(b)	All of the Membership Interests shall be exchanged for a total of two hundred twenty-two million two hundred twenty-two thousand (222,222,000) shares of Bitech Common Stock (the “Exchange Shares”), which Exchange Shares shall be issued to Bridgelink at the Closing as the sole member of Emergen. The Exchange Shares shall be issued in book entry form and shall not be certificated.

(c)	The exchange as set forth in this Section 2.03, subject to the other terms and conditions herein, is referred to collectively herein as the “Exchange”.

(d)	At the Closing (as defined below) Bridgelink shall, on transfer of the Membership Interests to Bitech, be recorded in the stock ledger of Bitech as the owner of the Exchange Shares.

Section 2.04 Closing. The closing of the Transactions (the “Closing”) shall occur on second Business Day following the satisfaction or waiver (by the Party for whose benefit the conditions to exist) of the conditions to closing set forth in Section 5.01, Section 5.02 and Section 5.03, or at such other date, time, or place as the Parties may agree (the date and time at which the Closing is actually held being the “Closing Date”), via the exchange of electronic documents and other items as required herein.

Section 2.05 Bridgelink Parties Deliverables at the Closing. At the Closing, the Bridgelink Parties, as applicable, shall deliver to Bitech the following:

(a)	Bridgelink shall deliver to Bitech a membership interest assignment in the form as attached hereto as Exhibit A (the “Assignment”), duly completed and executed by Bridgelink.

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(b)	Bridgelink shall deliver to Bitech a certificate of the Manager of Emergen, of Bridgelink and of Mr. Johnson, dated as of the Closing Date, and:

(i)	certifying that the conditions set forth in Section 5.02(a), Section 5.02(b), and Section 5.02(c) have been satisfied and that the statements therein are true and correct;

(ii)	Attaching copies of the Emergen Organizational Documents, certified by the Delaware Secretary of State; and

(iii)	attaching a certificate of status issued by the Delaware Secretary of State for Emergen, dated as of a date within five (5) days of the Closing Date.

(c)	Mr. Johnson shall deliver to Bitech a copy of the PMSA, duly executed by an authorized officer of the SPV.

(d)	Emergen shall deliver to Bitech a copy of the Johnson Employment Agreement, and a copy of the Johnson Option Agreement, each duly executed by Mr. Johnson.

(e)	The Bridgelink Parties shall deliver to Bitech reasonable evidence that the Reorganization has been completed, together with all documents and instruments related thereto, duly executed and completed by the applicable parties thereto.

Section 2.06 Bitech Deliverables at the Closing. At the Closing, Bitech shall:

(a)	Record Bridgelink in the books and records of Bitech as the owners of the applicable Exchange Shares;

(b)	Deliver to Bridgelink a certificate of the Secretary of Bitech, dated as of the Closing Date, and:

(i)	certifying that the conditions set forth in Section 5.03(a) and Section 5.03(b) have been satisfied and that the statements therein are true and correct; and

(ii)	attaching a certificate of status issued by the Delaware Secretary of State for Bitech, dated as of a date within five (5) days of the Closing Date.

(c)	Bitech shall deliver to Mr. Johnson a copy of the PMSA, duly executed by an authorized officer of Bitech.

(d)	Bitech shall deliver to Mr. Johnson a copy of the Johnson Employment Agreement and a copy of the Johnson Option Agreement, each duly executed by an authorized officer of Bitech.

Section 2.07 Additional Documents. At and following the Closing, each of the Parties shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings, or other instruments required by this Agreement to be so delivered at or prior to or following the Closing, together with such other items as may be reasonably requested by the Parties and their respective legal counsel in order to effectuate or evidence the Transactions.

Section 2.08 Conveyance Taxes. Each Bridgelink will pay all income, gain, sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred by Bridgelink Party as a result of the Transactions.

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Section 2.09 Transaction Document. The Parties acknowledge and agree that each of the Assignment, PMSA, the Johnson Employment Agreement, the Johnson Option Agreement, the Tran Employment Agreement and the Tran Option Agreement as attached to this Agreement as Exhibits are the final, agreed forms of such documents and agreements, and such documents and agreements shall be the versions that are executed and delivered as and when required by this Agreement, and any modifications to the forms of any of the Assignment, PMSA, the Johnson Employment Agreement, the Johnson Option Agreement, the Tran Employment Agreement and the Tran Option Agreement as attached to this Agreement (other than minor completion items such as insertion of the signing date and completion of notice addresses) shall require the prior written consent of all of the Parties.

Article III. Representations and Warranties of the Bridgelink Parties

As an inducement to, and to obtain the reliance of Bitech, except as otherwise specifically set forth in the disclosure schedules of the Bridgelink Parties delivered to Bitech on the Effective Date (“Disclosure Schedules”), the Bridgelink Parties, jointly and severally, represent and warrant to Bitech, as of the Effective Date and as of the Closing Date, except as otherwise specifically set forth below as to representations and warranties which speak solely with respect to a particular date as follows:

Section 3.01 Existence and Power.

(a)	Emergen is a limited liability company, duly organized, validly existing, and in good standing under the Laws of the state of Delaware, and has the limited liability company power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted and as now proposed to be conducted and to own or lease its properties and assets. Emergen has delivered to Bitech complete and correct copies of the Certificate of Formation and the Limited Liability Company Operating Agreement of the Emergen, and the other organizational documents and the minute books of Emergen as in effect on the Effective Date (the “Emergen Organizational Documents”). Emergen has full limited liability company power and authority to carry on its businesses as it is now being conducted and as now proposed to be conducted and to own or lease its properties and assets.

(b)	Bridgelink is a limited liability company, duly organized, validly existing, and in good standing under the Laws of the state of Delaware, and has the limited liability company power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted and as now proposed to be conducted and to own or lease its properties and assets.

(c)	Mr. Johnson is a natural person and has the power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on his business in all material respects as it is now being conducted and as now proposed to be conducted and to own or lease his properties and assets.

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Section 3.02 Due Authorization.

(a)	The execution, delivery, and performance of this Agreement does not, and the consummation of the Transactions will not, violate any provision of the Emergen Organizational Documents. Emergen has taken all actions required by Law, the Emergen Organizational Documents or otherwise to authorize the execution, delivery, and performance of this Agreement and to consummate the Transactions.

(b)	The execution, delivery, and performance of this Agreement does not, and the consummation of the Transactions will not, violate any provision of the Certificate of Formation or any limited liability company operating agreement or other organizational document of Bridgelink, and Bridgelink has taken all actions required by Law, its organizational documents or otherwise to authorize the execution, delivery, and performance of this Agreement and to consummate the Transactions.

(c)	The execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not, violate any provision of the Certificate of Formation or any limited liability company operating agreement or other organizational document of C&C, and C&C has taken all actions required by Law, its organizational documents or otherwise to authorize the execution, delivery, and performance of this Agreement and to consummate the Transactions.

(d)	Mr. Johnson has taken all actions required by Law or otherwise to authorize the execution, delivery, and performance of this Agreement and to consummate the Transactions.

(e)	Other than as specifically contemplated herein, neither the execution, delivery nor performance by any of the Bridgelink Parties of any of the Transaction Documents to which any of them are a party requires any consent, approval, license, or other action by or in respect of, or registration, declaration or filing with, any Governmental Authority.

Section 3.03 Valid Obligation. This Agreement and all Transaction Documents executed by each Bridgelink Party in connection herewith constitute the valid and binding obligations of each Bridgelink Party, as applicable, enforceable in accordance with its or their terms, except as may be limited by the Enforceability Exceptions.

Section 3.04 No Conflict With Other Instruments. None of the execution, delivery or performance by any Bridgelink Party of this Agreement or any other Transaction Document to which it is a party does or will (a) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to any Bridgelink Party; (b) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of any Bridgelink Party or require any payment or reimbursement or to a loss of any material benefit relating to the business of any Bridgelink Party are entitled under any provision of any Permit, Contract or other instrument or obligations binding upon any Bridgelink Party or by which any of the assets of any Bridgelink Party is or may be bound or any Permit; (c) result in the creation or imposition of any Lien on any of the Membership Interests; (d) cause a loss of any material benefit relating to the business of any Bridgelink Party or any of the assets to which any Bridgelink Party are entitled under any provision of any Permit or Contract binding upon any Bridgelink Party; or (e) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the assets to be held by Emergen as of the Closing, in the cases of (a) to (d), other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect on Emergen.

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Section 3.05 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement by any Bridgelink Party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Governmental Authority.

Section 3.06 Authorized Capital.

(a)	The authorized capital and equity interests of Emergen consist of one hundred (100) units of membership interests of Emergen (the “Units”), of which one hundred (100) Units are issued and outstanding, and which comprise one hundred percent (100%) of the membership interests of Emergen. All of the Membership Interests are held by Bridgelink.

(b)	Emergen has no Derivatives or commitments to issue any Equity Securities of Emergen or Derivatives, and there are no outstanding securities convertible or exercisable into or exchangeable for Membership Interests or any other Equity Security of Emergen.

(c)	Other than the Emergen Organizational Documents, there is no voting trust, agreement, or arrangement among any of the beneficial holders of Membership Interests affecting the nomination or election of managers, directors, or officers of Emergen or the exercise of the voting rights of Membership Interests.

(d)	The offer, issuance, and sale of such shares of Membership Interests were (a) exempt from the registration and prospectus delivery requirements of the Securities Act; (b) registered or qualified (or were exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities Laws; and (c) accomplished in conformity with all other applicable securities Laws. None of such shares of Membership Interests are subject to a right of withdrawal or a right of rescission under any federal or state securities or “Blue Sky” Law.

Section 3.07 Validity of Interests. The Membership Interests to be delivered at the Closing shall be duly and validly issued, fully paid, and non-assessable and free and clear of any Liens.

Section 3.08 Title to and Issuance of the Membership Interests. Bridgelink is, and on the Closing Date will be, the record and beneficial owner and holder of the Membership Interests, free and clear of all Liens. None of the Membership Interests is subject to pre-emptive or similar rights, either pursuant to any Emergen Organizational Document, requirement of Law, or any contract, and no Person has any pre-emptive rights or similar rights to purchase or receive any Membership Interests or other interests in Emergen from Bridgelink. If Bridgelink is an entity, the governing or managing body or persons of Bridgelink has authorized the execution and delivery of this Agreement by Bridgelink and has approved this Agreement and the Transactions.

Section 3.09 Charter Documents. Section 3.09 of the Disclosure Schedules included true and correct copies of the Emergen Organizational Documents, and such copies are each true and complete copies of such instruments, as amended and in effect on the Effective Date. No Bridgelink Party has taken any action in violation or derogation of its organizational Documents, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

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Section 3.10 Corporate Records. All proceedings of the manager and members of Emergen occurring since its formation, are maintained in the Ordinary Course of Business. The register of members or the equivalent documents of Emergen are complete and accurate. The register of members or the equivalent documents and minute book records of Emergen relating to all issuances and transfers of Equity Securities by Emergen, and all proceedings of the manager and members of Emergen, have been made available to Bitech, and are true, correct, and complete copies of the original register of members or the equivalent documents and minute book records of Emergen.

Section 3.11 Assumed Names. Section 3.11 of the Disclosure Schedules is a complete and correct list of all assumed or “doing business as” names currently or, within two (2) years prior to the Effective Date used by Emergen or Bridgelink, including names on any websites. Neither Emergen nor Bridgelink has used any assumed or “doing business as” name other than the names listed in Section 3.11 of the Disclosure Schedules to conduct the Business.

Section 3.12 Subsidiaries. Emergen has no Subsidiaries and does not own any Equity Securities of any other Person.

Section 3.13 Investment Representations.

(a)	Investment Purpose. Bridgelink understands and agrees that the consummation of the Transactions including the delivery of the Exchange Shares to Bridgelink in exchange for the Membership Interests held by Bridgelink as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes and that the Exchange Shares are being acquired by Bridgelink are being acquired by Bridgelink for Bridgelink’s own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act.

(b)	Investor Status. Bridgelink and each member of Bridgelink is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

(c)	Information. Bridgelink has been furnished with all documents and materials relating to the business, finances, and operations of Bitech and its subsidiaries and information that Bridgelink requested and deemed material to making an informed decision regarding this Agreement and the underlying transactions.

(d)	Reliance on Exemptions. Bridgelink understands that the Exchange Shares are being offered and sold to Bridgelink in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that Bitech is relying upon the truth and accuracy of, and Bridgelink’s compliance with, the representations, warranties, agreements, acknowledgments, and understandings of Bridgelink set forth herein in order to determine the availability of such exemptions and the eligibility of Bridgelink to acquire the Exchange Shares.

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(e)	Information. Bridgelink and its advisors, if any, have been furnished with all materials relating to the business, finances, and operations of Bitech and materials relating to the offer and sale of the Exchange Shares which have been requested by Bridgelink or its advisors and which Bridgelink has deemed material to making an informed decision regarding this Agreement and the underlying transactions. Bridgelink has reviewed all of Bitech’s SEC Reports. Bridgelink and its advisors, if any, have been afforded the opportunity to ask questions of Bitech. Bridgelink understands that its investment in the Exchange Shares involves a significant degree of risk. Bridgelink is not aware of any facts that may constitute a breach of any of Bitech’s representations and warranties made herein.

(f)	Governmental Review. Bridgelink understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Exchange Shares.

(g)	Transfer or Resale. Bridgelink understands that (i) the sale or re-sale of the Exchange Shares has not been and is not being registered under the Securities Act or any applicable state securities Laws, and the Exchange Shares may not be transferred unless (a) the Exchange Shares are sold pursuant to an effective registration statement under the Securities Act; (b) Bridgelink shall have delivered to Bitech, at the cost of Bridgelink, an opinion of counsel that shall be in form, substance, and scope customary for opinions of counsel in comparable transactions to the effect that the Exchange Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be accepted by Bitech; (c) the Exchange Shares are sold or transferred to an “affiliate” (as defined in Rule 144 promulgated under the Securities Act (or a successor rule) (“Rule 144”)) of Bridgelink who agree to sell or otherwise transfer the Exchange Shares only in accordance with this Section 3.13 and who is an Accredited Investor; (d) the Exchange Shares are sold pursuant to Rule 144, or (e) the Exchange Shares are sold pursuant to Regulation S under the Securities Act (or a successor rule) (“Regulation S”), and Bridgelink shall have delivered to Bitech, at the cost of Bridgelink, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in corporate transactions, which opinion shall be accepted by Bitech; (ii) any sale of such Exchange Shares made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such Exchange Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither Bitech nor any other person is under any obligation to register such Exchange Shares under the Securities Act or any state securities Laws or to comply with the terms and conditions of any exemption thereunder (in each case). Notwithstanding the foregoing or anything else contained herein to the contrary, the Exchange Shares may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

(h)	Legends. Bridgelink understands that the Exchange Shares, until such time as the Exchange Shares have been registered under the Securities Act, or may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Exchange Shares may bear a standard Rule 144 legend and a stop-transfer order may be placed against transfer of the certificates for such Exchange Shares.

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(i)	Removal. The legend(s) referenced in Section 3.13(h) shall be removed and Bitech shall issue a certificate without such legend to the holder of any Exchange Shares upon which it is stamped, if, unless otherwise required by applicable state securities Laws, (a) the Exchange Shares are registered for sale under an effective registration statement filed under the Securities Act or otherwise may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold; or (b) such holder provides Bitech with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Exchange Shares may be made without registration under the Securities Act, which opinion shall be accepted by Bitech so that the sale or transfer is effected. Bridgelink agrees to sell all Exchange Shares, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

Section 3.14 Liabilities. Section 3.14 of the Disclosure Schedules sets forth (i) a true, correct, and complete list of all outstanding loans, lines of credit and other indebtedness incurred by Emergen, inclusive of any outstanding loans, lines of credit and other indebtedness incurred by Emergen, the repayment obligations for which are secured by any of Emergen’s assets; (ii) with respect to each loan described in the foregoing clause, the remaining amounts due thereunder as of the Effective Date; and (iii) any other Liabilities of Emergen.

Section 3.15 Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the Knowledge of Bridgelink, threatened by or against Emergen or affecting Emergen or its properties, at Law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. To the Knowledge of Bridgelink, there is no default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality, or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 3.16 Contracts.

(a)	Section 3.16(a) of the Disclosure Schedules lists all material Contracts, including those related to the BESS Development Projects, the Solar Development Project and the Other Development Projects, oral or written (collectively, the “Material Contracts”) to which Emergen is a party or to which Emergen will be a party following the Reorganization and which are currently in effect or which will be in effect as of the Closing, and which constitute the following:

(i)	all Contracts that require annual payments or expenses by, or annual payments or income to, Emergen of ten thousand and 00/100 dollars ($10,000.00) or more (other than standard purchase and sale orders entered into in the Ordinary Course of Business);

(ii)	all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by Emergen in excess of ten thousand and 00/100 dollars ($10,000.00) annually;

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(iii)	all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of Emergen or other Person, under which Emergen (A) has continuing obligations for payment of annual compensation of at least ten thousand and 00/100 dollars ($10,000.00) (other than oral arrangements for at-will employment); (B) has material severance or post termination obligations to such Person (other than COBRA obligations); or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of Emergen;

(iv)	all Contracts creating a material joint venture, strategic alliance, limited liability company and partnership agreements to which Emergen is a party;

(v)	all Contracts relating to any material acquisitions or dispositions of assets by Emergen in excess of ten thousand and 00/100 dollars ($10,000.00);

(vi)	all Contracts for material licensing agreements, including Contracts licensing Intellectual Property Rights, other than (i) “shrink wrap” licenses, and (ii) non-exclusive licenses granted in the Ordinary Course of Business;

(vii)	all Contracts relating to material secrecy, confidentiality and nondisclosure agreements substantially limiting the freedom of Emergen to compete in any line of business or with any Person or in any geographic area;

(viii)	all Contracts relating to material patents, trademarks, service marks, trade names, brands, copyrights, trade secrets, and other material Intellectual Property rights of Emergen;

(ix)	all Contracts providing for material guarantees, indemnification arrangements and other hold harmless arrangements made or provided by Emergen, including all ongoing agreements for repair, warranty, maintenance, service, indemnification, or similar obligations;

(x)	all Contracts with any member of Emergen to which Bridgelink Party or any present or former member or shareholder or manager of any Bridgelink Party is a party and which contract involves payments to any party thereto in excess of ten thousand and 00/100 dollars ($10,000.00) in any year;

(xi)	all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which Emergen holds a leasehold interest;

(xii)	all Contracts relating to outstanding indebtedness or Liabilities, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit, except any such Contract with an aggregate outstanding principal amount not exceeding ten thousand and 00/100 dollars ($10,000.00);

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(xiii)	any Contract relating to the voting or control of the equity interests of Emergen or the election of managers or directors of Emergen (other than the Emergen Organizational Documents);

(xiv)	any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents;

(xv)	any Contract for which any of the benefits, compensation or payments (or the vesting thereof) with respect to a director, officer, employee or consultant of Emergen will be increased or accelerated by the consummation of the Transactions or the amount or value thereof will be calculated on the basis of any of the Transactions;

(xvi)	all contracts required for the operation and transfer of the assets as referenced in Section 2.01(a) or otherwise referenced in Section 2.01(a).

(b)	Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Emergen or set forth in Section 3.16(b) of the Disclosure Schedules, (i) each Material Contract is a valid and binding agreement, except as such enforceability may be limited by the Enforceability Exceptions, and is in full force and effect, and neither any member of Emergen nor, to the Knowledge of Bridgelink, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract; (ii) no member of Emergen has assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of Emergen’s assets; (iii) no Contract (A) requires any member of Emergen to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (B) imposes any non-competition covenants that may be binding on, or restrict the business or require any payments by or with respect to Bitech or any of its Affiliates. Bridgelink has previously provided to Bitech true and correct fully executed copies of each written Material Contract.

(c)	Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Emergen, none of the execution, delivery or performance by any Bridgelink Party of any Transaction Document or the consummation by any Bridgelink Party of the Transactions constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of any Bridgelink Party or to a loss of any material benefit to which Emergen is entitled under any provision of any Material Contract.

(d)	Except would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Emergen, Emergen is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments, or agreements evidencing any Indebtedness.

(e)	Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Emergen, each of the transactions between Emergen and any shareholder, officer, employee, member or director of any member of Emergen or any Affiliate of any such Person (if any) entered into or occurring prior to the Closing (i) is arms-length transaction with fair market price, or (ii) is a transaction duly approved by the Manager of Emergen in accordance with the Emergen Organizational Documents.

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Section 3.17 Licenses and Permits. Section 3.17 of the Disclosure Schedules correctly lists each material Permits held by Emergen or which will be held by Emergen as of the Closing (the “Emergen Permits”). Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Emergen or set forth in Section 3.17 of the Disclosure Schedules, such Emergen Permits are valid and in full force and effect, and none of the Emergen Permits will, assuming the related third party consent has been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the Transactions. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Emergen, Emergen has all Permits necessary to operate its business as contemplated to be comprised as of the Closing.

Section 3.18 Financial Statements.

(a)	Section 3.18 of the Disclosure Schedules includes the audited consolidated financial statements of Bridgelink as of and for the fiscal years ended December 31, 2023 and 2022, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve (12) month periods ended on such dates, and the audited consolidated cash flow statements for the twelve (12) month periods ended on such dates, audited in accordance with the requirements of the Public Company Accounting Oversight Board (collectively, the “Financial Statements”).

(b)	The Financial Statements are complete and accurate and fairly present in all material respects, in conformity with its applicable accounting standards applied on a consistent basis in all material respects, the financial position of Bridgelink as of the dates thereof and the results of operations of Bridgelink for the periods reflected therein. The Financial Statements (i) were prepared from the books and records of Bridgelink; (ii) were prepared on an accrual basis in accordance with its applicable accounting standards consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of Bridgelink’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to Bridgelink with respect to the periods then ended.

(c)	Except as specifically disclosed, reflected or fully reserved against on the Financial Statements, and for liabilities and obligations of a similar nature and in similar amounts incurred in the Ordinary Course of Business since January 1, 2023, there are no material liabilities, debts, or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to Bridgelink. All material debts and liabilities, fixed or contingent, which should be included under U.S. GAAP on the Financial Statements are included therein.

(d)	The Financial Statements accurately reflect in all material respects the outstanding Indebtedness of Bridgelink as of the date thereof. Except as set forth in Section 3.18 of the Disclosure Schedules, Bridgelink does not have any material Indebtedness.

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Section 3.19 Accounts Receivable and Payable; Loans.

(a)	To the Knowledge of Bridgelink, all accounts receivables and notes of Bridgelink reflected on the Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by Bridgelink in the Ordinary Course of Business. To the Knowledge of Bridgelink, the accounts payable of Bridgelink reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the Ordinary Course of Business of Bridgelink.

(b)	To the Knowledge of Bridgelink, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note that could reasonably result in a Material Adverse Effect on Emergen or on Bridgelink. To the Knowledge of Bridgelink, except as set forth in Section 3.19(b) of the Disclosure Schedules, all accounts, receivables, or notes are good and collectible in the Ordinary Course of Business.

(c)	The information set forth in Section 3.19(c) of the Disclosure Schedules separately identifies any and all accounts receivables or notes of Bridgelink which are owed by any Affiliate of Bridgelink as of January 1, 2023. Except as set forth in Section 3.19(c) of the Disclosure Schedules, Bridgelink is not indebted to any of its Affiliates and no Affiliates are indebted to Bridgelink or to Emergen.

Section 3.20 Pre-payments. Neither Bridgelink nor Emergen has received any payments with respect to any services to be rendered or goods to be provided after the Closing.

Section 3.21 Employees. Emergen has no employees as of the Effective Date and shall have no employees as of the Closing, other than as may be agreed by Bitech.

Section 3.22 Withholding. Except as disclosed in Section 3.22 of the Disclosure Schedules, all obligations of Emergen applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by Emergen to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits, social insurance, housing fund contributions or any other benefits for its employees with respect to the employment of said employees through the Effective Date have been paid or adequate accruals therefor have been made on the Financial Statements, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Emergen. Except as disclosed in Section 3.22 of the Disclosure Schedules, all reasonably anticipated obligations of Emergen with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the Ordinary Course of Business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses, and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the Effective Date have been or will be paid by Emergen prior to the Closing Date.

Section 3.23 Real Property.

(a)	Section 3.23(a) of the Disclosure Schedules sets forth all the Real Property owned by Bridgelink or Emergen as of the Effective Date.

(b)	Section 3.23(b) of the Disclosure Schedules sets forth all the Real Property that will be owned by Emergen as of the Closing Date.

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(c)	Section 3.23(c) of the Disclosure Schedules sets forth all the Real Property leased by Bridgelink or Emergen as of the Effective Date.

(d)	Section 3.23(d) of the Disclosure Schedules sets forth all the Real Property that will be leased by Emergen as of the Closing Date.

(e)	With respect to each lease or other Contract for the lease of any Real Property (each, a “Lease”): (i) each Lease is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exist no default or event of default thereunder by Bridgelink or Emergen; and (vi) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder, in cases of each of clauses (i) through (vi), other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Emergen. Bridgelink or Emergen, as applicable, holds the leasehold estate on the Lease free and clear of all Liens, except for the Permitted Liens and the Liens of mortgagees of the Real Property in which such leasehold estate is located.

(f)	As of the Closing, Emergen will have good and marketable title in fee simple to all Real Property owned by it, in each case free and clear of all Liens and, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Emergen and Liens for the payment of federal, state or other Taxes, the payment of which is neither delinquent nor subject to penalties.

Section 3.24 Environmental Laws.

(a)	None of the Bridgelink Parties has (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of Bridgelink or Emergen, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect on Emergen.

(b)	To the Knowledge of Bridgelink, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by Bridgelink or Emergen such as could give rise to any material liability or corrective or remedial obligation of Emergen under any Environmental Laws.

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Section 3.25 Compliance with Laws.

(a)	Each of Bridgelink and Emergen has complied in all material respects, and are now complying in all material respects, with all Laws applicable to it or its business, properties or assets. All prior issuances of securities of Emergen have been either registered under the Securities Act, or exempt from registration.

(b)	All material Permits required for Bridgelink and Emergen to conduct their respective business have been obtained by Bridgelink or Emergen, as applicable, and are valid and in full force and effect, except as would reasonably be expected to result in a Material Adverse Effect on Emergen. All fees and charges with respect to such Permits have been paid in full. To the Knowledge of Bridgelink, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit material to the operations of Bridgelink or Emergen. No Bridgelink Party has received any notice of proceedings relating to the revocation or modification of any such Permit.

(c)	Neither Emergen nor Emergen is, and neither has been, and the past and present officers, members, managers and affiliates of Emergen or Bridgelink are not and have not, been the subject of, nor does any officer, member, manager or affiliate of Bridgelink or Emergen have any reason to believe that Bridgelink or Emergen or any of their respective officers, members, managers or Affiliates will be the subject of (i) any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of Laws, or (ii) any civil, criminal or administrative investigation or proceeding brought by any federal or state agency.

Section 3.26 General Compliance. To the Knowledge of Bridgelink, each of Bridgelink and Emergen is not: (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice, lapse of time or both, would result in a default by Bridgelink or Emergen under), nor has Bridgelink or Emergen received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived); (ii) in violation of any judgment, decree or order of any court, arbitrator or other Governmental Authority; or (iii) or has not been, in violation of any statute, rule, ordinance or regulation of any Governmental Authority, including without limitation all foreign, federal, state and local Laws relating to Taxes, registration as a charitable organization, and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

Section 3.27 Contracts.

(a)	Section 3.27 of the Disclosure Schedules contains a list of all contracts, agreements, franchises, license agreements, debt instruments or other commitments to which Emergen is a party as of the Effective Date or will be a party as of the Closing Date or by which it or any of its assets, products, technology, or properties are bound as of the Effective Date or the Closing Date. In the case of oral agreements, of the Disclosure Schedules contains a description thereof.

(b)	All Contracts, agreements, franchises, license agreements, and other commitments to which Emergen is a party as of the Effective Date or will be a party as of the Closing Date, or by which its properties are bound or will be bound and which are or which will be material to the operations of Emergen taken as a whole as of the Effective Date or as of the Closing Date are valid and enforceable by Emergen in all respects, except as limited by the Enforceability Exceptions; and

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(c)	Except as included or described in of the Disclosure Schedules, Emergen is not as of the Effective Date, and will not be as of the Closing Date, a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan; (iii) agreement, contract, or indenture relating to the borrowing of money; (iv) guaranty of any obligation; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or manager of Emergen, which, in each case cannot be terminated by Emergen on notice of no more than thirty (30) days at a cost of no more than five thousand and 00/100 ($5,000.00).

Section 3.28 Bank Accounts; Power of Attorney. Section 3.28 of the Disclosure Schedules sets forth a true and complete list of (i) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by or Emergen within the past twelve (12) months, the account numbers thereof, and all Persons authorized to sign or act on behalf of Emergen; (ii) all safe deposit boxes and other similar custodial arrangements maintained by Emergen within the past twelve (12) months; (iii) the check ledger for the last twelve (12) months, and (iv) the names of all Persons holding powers of attorney from Emergen or who are otherwise authorized to act on behalf of Emergen with respect to any matter, other than its officers and managers, and a summary of the terms of such powers or authorizations.

Section 3.29 Intellectual Property. The representations and warranties in this Section 3.29 are given as of the completion of the Restructuring and as of the Closing Date.

(a)	Emergen owns or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets, and rights necessary and all other Intellectual Property and technology to conduct its businesses as now conducted.

(b)	None of Emergen’s material Intellectual Property has expired or terminated, or, by the terms and conditions thereof, could expire or terminate within two years from the date of this Agreement. To the Knowledge of Bridgelink there is no infringement by Emergen of any material Intellectual Property of others, or of any such development of similar or identical trade secrets or technical information by others, and there is no claim, action or proceeding being made or brought against, or to the Knowledge of Bridgelink, being threatened against, Emergen regarding the infringement of any Intellectual Property, which could reasonably be expected to have a Material Adverse Effect.

(c)	Without limiting the generality of the foregoing, Emergen has entered into binding (except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions), written agreements with every current and former employee of Emergen, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to Emergen any ownership interest and right they may have in Intellectual Property owned by Emergen; and (ii) acknowledge Emergen’s exclusive ownership of all Intellectual Property owned by Emergen. Emergen has provided Bitech with true and complete copies of all such agreements. To the Knowledge of Bridgelink, Emergen is in material compliance with all legal requirements applicable to Intellectual Property owned by Emergen and Emergen’s ownership and use thereof.

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(d)	All required filings and fees related to the Intellectual Property owned by Emergen that are either subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, the “Intellectual Property Registrations”) have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Emergen has provided Bitech with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(e)	Emergen has taken all reasonable measures to protect and preserve its rights in Intellectual Property owned by Emergen and the confidentiality of all trade secrets owned, exploited, held for exploitation, appropriated, or otherwise obtained or possessed by Emergen.

Section 3.30 Condition and Sufficiency of Assets. Except for ordinary wear and tear, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of Emergen following the completion of the Restructuring and as of the Closing Date (the “Tangible Personal Property”) are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles, and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles, and other items of tangible personal property currently owned or leased by Emergen following the completion of the Restructuring and as of the Closing Date, together with all other properties and assets of Emergen following the completion of the Restructuring and as of the Closing Date, are sufficient for the conduct of Emergen’s business as conducted as of the Closing and constitute all of the rights, property, and assets necessary to conduct the business of Emergen as conducted as of the Closing.

Section 3.31 Properties; Title to Emergen’s Assets. The representations and warranties in this Section 3.31 are given as of the completion of the Restructuring and as of the Closing Date.

(a)	Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Emergen, the material items of Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto; and all of the Tangible Personal Property is in the control of Emergen.

(b)	Emergen has good, valid and marketable title in and to, or in the case of the Leases as set forth in Section 3.23(d) of the Disclosure Schedules and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Financial Statements, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Emergen. No such asset is subject to any Liens other than Permitted Liens. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Emergen, Emergen’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, for Emergen to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

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Section 3.32 Accounts Receivable. The accounts receivable reflected on the books and records of Emergen and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Emergen involving the sale of goods or the rendering of services in the Ordinary Course of Business; (b) constitute only valid, undisputed claims of Emergen not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business; and (c) are collectible in full within ninety (90) calendar days after billing.

Section 3.33 Certain Business Practices. None of Bridgelink, Emergen, any director, officer, agent, manager or employee of Bridgelink or Emergen, in their capacities as such, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. None of Bridgelink, Emergen, any; director, officer, agent, manager or employee of Bridgelink or Emergen, in their capacities as such, (nor any Person acting on behalf of any of the foregoing) has, since September 2015, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Emergen or assist Emergen in connection with any actual or proposed transaction, in each case, which, if not given could reasonably be expected to have had a Material Adverse Effect on Emergen, or which, if not continued in the future, could reasonably be expected to adversely affect the business of Emergen that could reasonably be expected to subject Emergen to suit or penalty in any private or governmental litigation or proceeding.

Section 3.34 Tax Matters.

(a)	Emergen is a single member limited liability company, and, therefore, is disregarded for federal income tax purposes.

(b)	Except in each case as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on any of C&C, Bridgelink or Emergen, (i) C&C has reported or caused the reporting of all federal and state income tax taxable attributes of each of itself, Bridgelink and Emergen on Tax Returns which are required to be filed respect to federal and state income tax taxable attributes arising in respect of the said entities, and has paid all Taxes which have become due in respect of the said taxable attributes of said entities, if any; (ii) all such Tax Returns are true, correct, complete and accurate and disclose all Taxes required to be paid; (iii) all such Tax Returns have been examined by the relevant Taxing Authority or the period for assessment for Taxes in respect of such Tax Returns has expired; (iv) there is no Action, pending, proposed in writing or threatened with respect to Taxes attributable to its own taxable attributes or the taxable attributes of Bridgelink or Emergen or for which a Lien may be imposed upon any of its own assets or the assets of Bridgelink or Emergen; (v) no statute of limitations in respect of the assessment or collection of any Taxes attributable to its own federal or state taxable attributes, or those of Bridgelink or Emergen for which a Lien may be imposed on any of said parties’ assets has been waived or extended, which waiver or extension is in effect, except for any automatic extensions of time to file Tax Returns obtained in the Ordinary Course of Business; (vi) C&C has complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes attributable to its own taxable attributes and to those of Bridgelink and Emergen in all material respects and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including federal and state income, social, security and other payroll Taxes) required to be withheld or collected in respect of its own taxable attributes, as well as those of Bridgelink and Emergen; (vii) to the Knowledge of C&C as regarding itself, Bridgelink and Emergen, no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the securities of Emergen to Bitech pursuant to this Agreement or otherwise with respect to or as a result of any transaction contemplated by this Agreement; (viii) none of the assets of Bridgelink which are to be transferred to Emergen in the Reorganization is required to be treated as owned by another Person for U.S. federal income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986); (ix) there is no Lien (other than Permitted Liens) for Taxes upon any of its own assets or those of Bridgelink, or Emergen as of the Effective Date and there will be no Lien (other than Permitted Liens) for Taxes upon any of its own assets or those of Bridgelink, or Emergen as of the Closing Date; (x) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of the applicable Law), with respect to itself, Bridgelink, or Emergen; (xi) except as set forth in Section 3.34 of the Disclosure Schedules, no claim has been made by a Taxing Authority in a jurisdiction in which C&C has not paid or caused the payment of any tax or has not filed or caused the filing of any Tax Returns in respect of its own taxable attributes or those of Bridgelink, or Emergen, asserting that it, or Bridgelink, or Emergen, is or may be subject to Tax in any such jurisdiction; (xii) there is no outstanding power of attorney from C&C with respect to itself, or with respect to Bridgelink, or Emergen, authorizing anyone to act with respect to any of said entities in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return with respect to the taxable attributes of Bridgelink, or Emergen; (xiii) C&C is not now nor has it ever been a party to any Tax sharing or Tax allocation Contract respective to its own taxable attributes or those of Bridgelink, or Emergen, other than any customary commercial contract the principal subject of which is not Taxes; and (xiii) none of C&C, Bridgelink, or Emergen is currently, and none has ever been included in any consolidated, combined or unitary Tax Return other than a Tax Return of C&C with respect to its own taxable attributes and those of Bridgelink, and Emergen.

(c)	The unpaid Taxes attributable to its own taxable attributes and those of Bridgelink, and Emergen for the current fiscal year (i) did not, as of the most recent fiscal month end, exceed any reserve for Tax liability (other than any reserve for deferred Taxes as may have been established to reflect timing differences between book and Tax income) set forth on the Financial Statements; and (ii) will not exceed any such reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of C&C as regards itself, Bridgelink, and Emergen in filing its Tax Return.

(d)	No claim has been made by any taxing authority in any jurisdiction where C&C does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

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(e)	As of the Closing Date, there are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of C&C, Bridgelink, or Emergen.

(f)	None of C&C, Bridgelink or Emergen is a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement. None of C&C, Bridgelink, or Emergen is a party to, or bound by, any closing agreement or offer in compromise with any taxing authority. No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to and of C&C, Bridgelink, or Emergen.

(g)	Other than as it would relate to the inclusion of the applicable of their respective taxable attributes in the Tax Return of C&C, neither Bridgelink nor Emergen is nor have either been a member of any other affiliated, combined, consolidated or unitary Tax group for Tax purposes. None of C&C, Bridgelink, or Emergen has any Liability for Taxes of any Person (except with respect to C&C, with respect to its own taxable attributes and those of Bridgelink and Emergen~~)~~ under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by Contract, or otherwise. C&C has not agreed to make, nor has there been any requirement to make, in respect of itself, Bridgelink, or Emergen, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. C&C has not taken any action respect to itself, Bridgelink or Emergen that could defer a Liability for Taxes in respect of itself, Bridgelink or Emergen from any period prior to the Closing to any period following the Closing.

(h)	None of C&C, Emergen, or Bridgelink is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. None of C&C, Bridgelink, or Emergen is and has never been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code. None of C&C, Bridgelink, or Emergen has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code. None of C&C, Bridgelink, or Emergen is or has been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b). There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of any of C&C, Bridgelink, or Emergen under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(i)	None of C&C, Bridgelink, or Emergen have entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. None of C&C, Bridgelink, or Emergen has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(j)	None of the assets of C&C, Bridgelink, or Emergen is property that any of them, respectively, is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

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Section 3.35 Insurance. As of the Closing Date, Emergen will be insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of Emergen believes to be prudent and customary in the businesses in which Emergen is engaged. Emergen has not been refused any insurance coverage sought or applied for, and Emergen has no reason to believe that it will not be able to renew any existing insurance coverage as of the Closing Date as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of Emergen, taken as a whole.

Section 3.36 Controls. Emergen maintains a system of internal accounting controls appropriate for its size. There is no transaction, arrangement, or other relationship between Emergen and an unconsolidated or other off balance sheet entity that is not disclosed by Emergen in its financial statements or otherwise that would be reasonably likely to have a Material Adverse Effect on Emergen.

Section 3.37 Transactions with Affiliates. None of the officers or directors of Emergen and, to the Knowledge of Bridgelink, none of the employees of Emergen, is presently a party to any transaction with Emergen (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of Bridgelink, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of the lesser of (i) one hundred twenty thousand and 00/100 dollars ($120,000.00) or (ii) one percent (1%) of the average of Emergen’s total assets at year-end for the last two completed fiscal years, other than for: (i) payment of salary or consulting fees for services rendered; (ii) reimbursement for expenses incurred on behalf of Emergen; and (iii) other employee benefits, including stock option agreements under any stock option plan of Emergen.

Section 3.38 Foreign Corrupt Practices. Neither Emergen, nor, to the Knowledge of Bridgelink, any agent or other Person acting on behalf of Emergen, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; (iii) failed to disclose fully any contribution made by Emergen (or made by any Person acting on its behalf of which Emergen is aware) which is in violation of Law; or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

Section 3.39 Money Laundering Laws. The operations of Emergen are and have been conducted at all times in compliance with applicable money laundering Laws in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Emergen with respect to such Laws is pending or, to the Knowledge of Bridgelink, threatened. Emergen is in compliance with, and has not previously violated, the USA PATRIOT ACT of 2001 and all other applicable U.S. and non-U.S. anti-money laundering Laws and regulations, including, but not limited to, the Laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.

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Section 3.40 Illegal or Unauthorized Payments; Political Contributions. Neither Emergen nor, to the Knowledge of Bridgelink, any of the officers, directors, employees, agents or other representatives of Bridgelink or Emergen or any other business entity or enterprise with which Bridgelink or Emergen is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable Law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of Bridgelink or Emergen.

Section 3.41 No Disqualification Events. None of Bridgelink, Emergen, any of their predecessors, any affiliated issuer, any director, executive officer, other officer of Bridgelink or Emergen, any beneficial owner of twenty percent (20%) or more of Bridgelink or Emergen’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Bridgelink or Emergen in any capacity at the time of sale (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. Emergen has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

Section 3.42 Approval of Agreement. The Manager of Emergen and Bridgelink as the sole member of Emergen have each authorized the execution and delivery of this Agreement by Emergen and have approved this Agreement and the Transactions.

Section 3.43 Disclosure. All disclosure provided to Bitech regarding Emergen, its business and Transactions, including the Disclosure Schedules, furnished by or on behalf of Emergen with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, provided that such information shall not be deemed to amend or modify the representations and warranties of the Bridgelink Parties as set forth herein unless specifically so provided herein.

Section 3.44 No Brokers. No Bridgelink Party has retained any broker or finder in connection with any of the Transactions, and no Bridgelink Party not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

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Article IV. Representations and Warranties of Bitech

As an inducement to, and to obtain the reliance of Emergen and Bridgelink, Bitech represents and warrants to Emergen and Bridgelink, as of the Effective Date and as of the Closing Date except as otherwise specifically set forth below as to representations and warranties which speak solely with respect to a particular date, and other than as set forth in the reports and filings made by Bitech with the SEC pursuant to the Securities Act or the Exchange Act (the “SEC Reports”), as follows:

Section 4.01 Corporate Existence and Power. Bitech is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The SEC Reports contain copies of the articles of incorporation and bylaws of Bitech as in effect on the Effective Date (the “Bitech Organizational Documents”). The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, violate any provision of Bitech Organizational Documents. Bitech has taken all action required by Law, Bitech Organizational Documents, or otherwise to authorize the execution and delivery of this Agreement, and Bitech has full power, authority, and legal right and has taken all action required by Law, Bitech Organizational Documents or otherwise to consummate the Transactions.

Section 4.02 Due Authorization. The execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not, violate any provision of Bitech Organizational Documents. Bitech has taken all actions required by Law, Bitech Organizational Documents, or otherwise to authorize the execution, delivery and performance of this Agreement and to consummate the Transactions.

Section 4.03 Valid Obligation. This Agreement and all agreements and other documents executed by Bitech in connection herewith constitute the valid and binding obligations of Bitech, enforceable in accordance with its or their terms, except as may be limited the Enforceability Exceptions.

Section 4.04 No Conflict With Other Instruments. The execution of this Agreement by Bitech and the consummation of the Transactions by Bitech will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which Bitech is a party or to which any of its assets, properties or operations are subject.

Section 4.05 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement by Bitech requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Governmental Authority.

Section 4.06 Authorized Shares and Capital. The authorized capital stock and the issued and outstanding capital stock of Bitech is as set forth in the SEC Reports.

Section 4.07 Validity of Shares. The Exchange Shares to be delivered at the Closing shall be duly and validly issued, fully paid and non-assessable and free and clear of any Liens other than any Liens imposed by Bitech’s Certificate of Incorporation, Bylaws, other organizational documents, or as imposed by applicable Laws.

Section 4.08 Approval of Agreement. The Bitech Board has authorized the execution and delivery of this Agreement by Bitech and has approved this Agreement and the Transactions.

Section 4.09 No Brokers. Bitech has not retained any broker or finder in connection with any of the Transactions, and Bitech has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

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Article V. Conditions to the Closing

Section 5.01 Conditions to the Obligations of all of the Parties. The obligations of all of the Parties to consummate the Closing are subject to the satisfaction, or waiver by each of the Parties, at or before the Closing Date of all the following conditions:

(a)	No provisions of any applicable Law, and no Order shall prohibit or impose any condition or prohibition on the consummation of the Closing.

(b)	There shall not be any Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(c)	The Parties shall have received all necessary approvals from all required Governmental Authorities to consummate the Transactions.

(d)	All other regulatory, third person and other approvals, consents, waivers, orders, exemptions, agreements and all amendments and modifications to agreements, indentures, and arrangements which the Parties shall consider necessary in order to consummate the Transactions shall have been obtained in form reasonably satisfactory to the Parties.

(e)	At the Closing Date, Bitech shall be current on all of its filings with the OTC Markets Group, Inc. OTCQB tier (the “OTC Markets”), including, but not limited to the filing of an Annual Report for the period ended December 31, 2023 and the annual Attorney Letter for the period ended December 31, 2023, none of which filings shall contain a material misstatement or omission, and which shall be compliant in all material respects with the OTC Markets rules and regulations.

(f)	At the Closing Date, all of Bitech’s SEC Reports for the two (2) years preceding the Closing Date shall have been filed on a timely basis or Bitech shall have received a valid extension of such time of filing and shall have filed any such SEC Reports prior to the expiration of any such extension.

(g)	Emergen and Bitech shall have filed all required franchise tax reports and federal income tax returns for the period ended December 31, 2023.

(h)	The Bitech Common Stock shall be a participant in the Depository Trust Company Fast Automated Securities Transfer Program DTC eligible.

(i)	The Bitech Common Stock shall be quoted on the OTCQB tier of the OTC Markets and there shall have been no notice of delisting or threat thereof with respect to the Bitech Common Stock. Bitech shall have paid all applicable OTC Market fees.

(j)	The Bitech Board shall have approved this Agreement and the Transactions and shall not have withdrawn such approval.

Section 5.02 Conditions to the Obligations of Bitech. The obligations of Bitech to consummate the Closing are subject to the satisfaction (or waiver by Bitech), at or before the Closing Date, of the following conditions:

(a)	The representations and warranties made by the Bridgelink Parties in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality and the representations and warranties in Section 3.06, Section 3.07, Section 3.08 and Section 3.13, which shall each be true and correct in all respects) at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except for changes therein permitted by this Agreement;

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(b)	Each of the Bridgelink Parties shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Bridgelink Parties prior to or at the Closing;

(c)	There shall have occurred no Material Adverse Effect with respect to Emergen between the Effective Date and the Closing Date.

(d)	As of the Closing Date, Emergen shall have no Liens of encumbrances on the BESS Development Projects.

(e)	The Reorganization shall have been completed, to the reasonable approval of Bitech. Bitech shall have completed its due diligence review and examination of Emergen and the Due Diligence Materials (as defined below) to its satisfaction in its sole discretion.

Section 5.03 Condition to the Obligations of the Bridgelink Parties. The obligations of the Bridgelink Parties to consummate the Closing are subject to the satisfaction (or waiver by Bridgelink), at or before the Closing Date, of the following conditions:

(a)	The representations and warranties made by Bitech in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which shall each be true and correct in all respects) at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except for changes therein permitted by this Agreement; and

(b)	Bitech shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Bitech prior to or at the Closing.

Article VI. Additional Covenants of the Parties

Section 6.01 Required Financial Statements. In the event that the Closing occurs, Bridgelink covenants and agrees that, within 70 days of the Closing Date, Bridgelink shall provide to Bitech audited financial statements for Emergen and related auditor reports thereon from a Public Company Accounting Oversight Board-registered auditor, which consents to the inclusion of its statements in SEC public filings, for each of the two (2) most recently ended fiscal years and any other period audited or unaudited but reviewed financials are required to be included in the SEC Reports following the Closing pursuant to applicable Law, and unaudited statements for any other required interim periods.

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Section 6.02 Due Diligence Period. Between Effective Date and the Termination Date (the “Due Diligence Period”) each of the Parties shall use commercially reasonable efforts to promptly provide the other Parties or its respective Representatives with any information in its possession or control relating to it and its subsidiaries, subject to confidentiality obligations, attorney client privilege and applicable Laws, so that the other Party may complete its due diligence investigations in connection with the Transactions (the “Due Diligence Materials”). The Due Diligence Materials to be provided by Bridgelink shall include, but not be limited to all documents, records, and data pertinent to the Development Projects and related agreements, any of the documents, information, or materials provided to or by KeyBanc Capital Markets (“KeyBanc”) in connection with the preparation of any estimates or valuations of the Development Projects and access to KeyBanc representatives relating thereto, the books and records of Bridgelink, material contracts related to the Development Projects; real and personal properties; pending, threatened and contemplated legal proceedings; employees; assets and liabilities, including contingencies and commitments; and other information reasonably requested by Bitech. In the event that Bitech, at any time during the Due Diligence Period, determines that its due diligence review of the Bridgelink Parties is not satisfactory to Bitech for a commercially reasonably reason, Bitech shall have the right to terminate this Agreement upon notice to Bridgelink.

Section 6.03 Confidentiality.

(a)	In connection with the transactions contemplated herein, each Party will be providing the Due Diligence Materials to the other as provided for in Section 6.02. As a condition to the furnishing of such information, each Party, as the receiving Party of such information of each of the other Parties as the disclosing Party, agrees, to treat confidentially the Due Diligence Materials and any other information furnished to the receiving Party by the other disclosing Parties, whether furnished before or after the Effective Date, and all analyses, compilations, studies and other material (collectively, the “Evaluation Material”). Notwithstanding the foregoing, Evaluation Material shall not include material that was publicly available prior to disclosure to the receiving Party, material that becomes generally available after the Effective Date not as a result of a breach of this agreement by the receiving Party, or material that was independently developed by the receiving Party without reference to the Evaluation Material of the disclosing Party. Each Party agrees that it will not use the Evaluation Material of any other Party in any way detrimental to the other Parties, and that such Evaluation Material will be kept confidential by such receiving Party, its agents and Representatives; provided, however, that any of such information may be disclosed to directors, officers, employees and Representatives, and to individuals acting in similar capacities who need to know such information for the purpose of evaluating a possible transaction (it being understood that such directors, officers, employees, representatives and agents shall be informed of the confidential nature of such information and shall be directed to treat such information confidentially).

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(b)	The Bridgelink Parties acknowledge and agree that Bitech is a public company, currently trading on the OTC Markets. Each of the Bridgelink Parties agrees that, for as long as any information, including Evaluation Material of Bitech, continues to meet the definition of Material Non-Public Information (as defined below) as set forth herein (the “Standstill Period”), each of the Bridgelink Parties shall not, and each of the Bridgelink Parties shall ensure that none of its affiliates or representatives shall: (i) buy or sell any securities or derivative securities of or related to Bitech, or any interest therein; (ii) undertake any actions or activities that would reasonably be expected to result in a violation of the Securities Act, as amended, or the rules and regulations thereunder, or of the Exchange Act, including, without limitation, Section 10(b) thereunder, or the rules and regulations thereunder, including, without limitation, Rule 10b-5 promulgated thereunder; (iii) effect, seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist any other Person to effect, seek, offer or propose (whether publicly or otherwise) to effect or participate in (1) any acquisition of any securities (or beneficial ownership thereof) or all or substantially all of the assets of Bitech or any of its subsidiaries; (2) any tender or exchange offer, merger or other business combination involving Bitech or any of its subsidiaries; (3) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Bitech or any of its subsidiaries; or (4) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or consents to vote any voting securities of Bitech; (iv) form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to the securities of Bitech; (v) make any public announcement with respect to, or submit an unsolicited proposal for or offer of (with or without condition), any extraordinary transaction involving Bitech or its securities or assets; (vi) otherwise act, alone or in concert with others, to seek to control or influence the management, Bitech Board or policies of Bitech; (vii) take any action which might force Bitech to make a public announcement regarding any of the types of matters set forth in clause (iii) of this Section 6.03(b); or (viii) enter into any discussions or arrangements with any third party with respect to any of the foregoing. Each of the Bridgelink Parties also agrees during the Standstill Period not to request Bitech (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this Section 6.03(b) (including this sentence).

(c)	For purposes of this Agreement “Material Non-Public Information” shall mean any information obtained by any Bridgelink Party, whether otherwise constituting Evaluation Material or not, with respect to which there is a substantial likelihood that a reasonable investor would consider such information important or valuable in making any of his, her or its investment decisions or recommendations to others with respect to Bitech or any of its equity securities or debt, or any derivatives thereof, or information that is reasonably certain to have an effect on the price, value or trading price of Bitech’s equity securities or debt, or any derivatives thereof, whether positive or negative.

Section 6.04 Delivery of Books and Records. At the Closing, Emergen shall deliver to Bitech the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of Emergen now in the possession of Emergen or its Representatives.

Section 6.05 Third Party Consents and Certificates. Bitech and the Bridgelink Parties agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the Transactions.

Section 6.06 Notices of Certain Events. In addition to any other notice required to be given by the terms of this Agreement, each of the Parties shall promptly notify each of the other Parties of:

(a)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions;

(b)	any notice or other communication from any governmental or regulatory agency or authority in connection with the Transactions; and

(c)	any actions, suits, claims, investigations, or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such Party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant hereto or that relates to the consummation of the Transactions.

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Section 6.07 Ordinary Course of Business. Other than as contemplated herein, between the Effective Date and the Closing or the earlier termination of this Agreement as set forth herein, Bridgelink shall, and shall cause Emergen to, conduct each of their operations as previously conducted in the Ordinary Course of Business.

Section 6.08 Nasdaq Uplisting. Following the Closing, Bitech shall take all commercially reasonable steps necessary to uplist the Company to the NASDAQ stock exchange to enhance the Company’s visibility and access to a broader investor base. This effort shall be pursued promptly and diligently.

Section 6.09 Reliance. The Parties acknowledge and agree that, notwithstanding any investigation made by Bitech or any of its Representatives, or any rights to conduct such investigations, and notwithstanding any knowledge of facts determined or determinable by Bitech as a result of such investigation or right of investigation, and notwithstanding any statements of Bitech, including any press releases or other disclosures or statements made by Bitech or any of its Representatives, Bitech has the unqualified right to rely upon the representations and warranties made by the Bridgelink Parties in this Agreement or in any other Transaction Documents. All representations and warranties of the Bridgelink Parties made in this Agreement or pursuant hereto, or in any other Transaction Documents, shall survive, and shall not be affected by any such investigation, knowledge or statements.

Article VII. Termination; Survival

Section 7.01 Termination. This Agreement may be terminated on or prior to the Closing Date:

(a)	By the mutual written consent of the Parties;

(b)	By Bitech (i) if the conditions to the Closing as set forth in Section 5.01 and Section 5.02 have not been satisfied or waived by Bitech, which waiver Bitech may give or withhold in its sole discretion, by the Termination Date, provided, however, that Bitech may not terminate this Agreement pursuant to this clause (i) of this Section 7.01(b) if the reason for the failure of any such condition to occur was the breach of the terms of this Agreement by Bitech; or (ii) if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of any of the Bridgelink Parties contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 5.02 not to be satisfied, and such violation, breach or inaccuracy has not been waived by Bitech or cured by the Bridgelink Parties, as applicable, within five (5) Business Days after receipt by the Bridgelink Parties of written notice thereof from Bitech or is not reasonably capable of being cured prior to the Termination Date;

(c)	By the Bridgelink Parties, acting together (i) if the conditions to Closing as set forth in Section 5.01 and Section 5.03 have not been satisfied or waived by the Bridgelink Parties, which waiver the Bridgelink Parties may give or withhold in their sole discretion, by the Termination Date, provided, however, that the Bridgelink Parties may not terminate this Agreement pursuant to this clause (i) of this Section 7.01(c) if the reason for the failure of any such condition to occur was the breach of the terms of this Agreement by any of the Bridgelink Parties; or (ii) if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of Bitech contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 5.03 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Bridgelink Parties or cured by Bitech, applicable, within five (5) Business Days after receipt by Bitech of written notice thereof from the Bridgelink Parties or is not reasonably capable of being cured prior to the Termination Date;

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(d)	By any Party, if a court of competent jurisdiction or other Governmental Authority shall have issued an order or taken any other action permanently restraining, enjoining, or otherwise prohibiting the Transactions and such order or action shall have become final and nonappealable; or

(e)	By Bitech, pursuant to the provisions of Section 6.02.

Section 7.02 Specific Enforcement. Notwithstanding the foregoing, the Parties acknowledge and agree that (i) if Bitech has a right to terminate this Agreement pursuant to the provisions of clause (ii) of Section 7.01(b), Bitech may elect not to terminate this Agreement and may instead seek to specifically enforce this Agreement pursuant to the provisions of Section 9.05; and (ii) if the Bridgelink Parties have a right to terminate this Agreement pursuant to the provisions of clause (ii) of Section 7.01(c), the Bridgelink Parties may elect not to terminate this Agreement and may instead seek to specifically enforce this Agreement pursuant to the provisions of Section 9.05.

Section 7.03 Survival After Termination. If this Agreement is terminated by in accordance with Section 7.01, this Agreement shall become void and of no further force and effect with no liability to any Person on the part of any Party hereto (or any officer, agent, employee, direct or indirect holder of any equity interest or securities, or Affiliates of any Party); provided, however, that this Section 7.03 and Article IX shall survive the termination of this Agreement and nothing herein shall relieve any Party from any liability for fraud or any willful and material breach of the provisions of this Agreement prior to the termination of this Agreement.

Article VIII. Indemnification

Section 8.01 Indemnification of Bitech. Provided that the Closing occurs, Bridgelink, C&C and Mr. Johnson, jointly and severally, hereby agree to indemnify and hold harmless to the fullest extent permitted by applicable Law, Bitech, each of its Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (each a “Bitech Indemnified Party”), against and in respect of any and all Losses incurred or sustained by any Bitech Indemnified Party as a result of or in connection with (i) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Bridgelink Parties contained herein or in any of the additional agreements or any certificate or other writing delivered pursuant hereto; or (ii) any claim for brokerage commissions in connection with the transactions contemplated hereby as a result of the actions or agreements of any of the Bridgelink Parties or any of their Representatives.

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Section 8.02 Indemnification of the Bridgelink Parties. Provided that the Closing occurs, Bitech hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable Law. the Bridgelink Parties and each of their officers, directors, employees, stockholders, attorneys and agents and permitted assignees (each a “Bridgelink Indemnified Party”), against and in respect of any and all Losses incurred or sustained by any Bridgelink Indemnified Party as a result of or in connection with (i) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of Bitech contained herein or in any of the additional agreements or any certificate or other writing delivered pursuant hereto; or (ii) any claim for brokerage commissions in connection with the transactions contemplated hereby as a result of the actions or agreements of any of Bitech or any of its Representatives.

Section 8.03 Procedure. The following shall apply with respect to all claims by any Bridgelink Indemnified Party or Bitech Indemnified Party for indemnification with respect to actions by third-parties (with any references herein to an “Indemnified Party” being a reference to a Bridgelink Indemnified Party or a Bitech Indemnified Party, as applicable, and any references herein to an “Indemnifying Party” being a reference to Bitech or Bridgelink, as applicable):

(a)	Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.03(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof, provided that the fees and disbursements of such counsel shall be at the expense of the Indemnified Party.

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(b)	Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.03(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party consents to such firm offer the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party objects to such offer, or does not provide a response to such firm offer within ten days after its receipt of such notice (in which case the Indemnified Party shall be deemed to not have consented to such offer), the Indemnified Party shall thereafter assume the defense of such Third-Party Claim and shall continue to contest or defend such Third-Party Claim and in such event the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party has assumed the defense pursuant to this Section 8.03(b), the Indemnified Party shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)	Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have accepted liability for such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)	Cooperation. Upon a reasonable request made by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 8.04 Periodic Payments. Any indemnification required by this Article VIII for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the Indemnifying Party to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

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Section 8.05 Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third-party reimbursement actually received.

Section 8.06 Time Limit. The obligations of Bridgelink and Bitech under Section 8.01 and Section 8.02 shall expire two (2) years from the Closing Date, except with respect to (i) an indemnification claim asserted in accordance with the provisions of this Article VIII which remains unresolved, for which the obligation to indemnify shall continue until such claim is resolved; and (ii) resolved claims for which payment has not yet been paid to the Indemnified Party.

Section 8.07 Certain Limitations. The indemnification provided for in Section 8.01 and Section 8.02 shall be subject to the following limitations:

(a)	Bridgelink, C&C and Mr. Johnson shall not be liable to Bitech Indemnified Parties for indemnification under Section 8.01 until the aggregate amount of all Losses in respect of indemnification under Section 8.01 exceeds ten thousand and 00/100 ($10,000.00) (the “Basket”), in which event Bridgelink, C&C and Mr. Johnson shall be required to pay or be liable for all such Losses in excess of the Basket up to a maximum amount equal to the value of the Exchange Shares as of the Closing Date, as determined based on the closing trading price of the Bitech Common Stock on its primary trading market as of the Closing Date (the “Cap”).

(b)	Bitech shall not be liable to the Bridgelink Indemnified Parties for indemnification under Section 8.02 until the aggregate amount of all Losses in respect of indemnification under Section 8.02 exceeds the Basket, in which event Bitech shall be required to pay or be liable for all such Losses in excess of the Basket up to a maximum amount equal to the Cap, which shall in such case be applied to all of Bridgelink as a group.

Section 8.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and any indemnified party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the any indemnified party’s or by reason of the fact that such indemnified party knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 8.09 Exclusive Remedy. In the event that the Closing occurs, the indemnification provisions contained in this Article VIII shall be the sole and exclusive remedy of the Parties with respect to the Transactions for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the Parties hereto or any other provision of this Agreement or arising out of the Transactions, except (i) with respect to any equitable remedy to which such Party may be entitled to with respect to any claims or causes of action arising from the breach of any covenants or agreement of a Party that is to be performed subsequent to the Closing Date; or (ii) with respect to a Party, an actual and intentional fraud with respect to this Agreement and the Transactions. In furtherance of the foregoing, each Party hereto, for itself and on behalf of its Affiliates, hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law and except as otherwise specified in this Article VIII, any and all rights, claims and causes of action it may have against any other Party hereto relating to the subject matter of this Agreement or any other agreement, certificate or other document or instrument delivered pursuant to this Agreement, arising under or based upon any applicable Law.

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Article IX. Miscellaneous

Section 9.01 Governing Law; Jurisdiction.

(a)	This Agreement, and any and all claims, proceedings or causes of action relating to this Agreement or arising from this Agreement or the transactions contemplated herein, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and solely in accordance with the substantive and procedural Laws of the State of Delaware, in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of Delaware.

(b)	Each of the Parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the state or federal courts of the United States with jurisdiction in Orange County, California. By execution and delivery of this Agreement, each Party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such Party may now or hereafter have to object to such jurisdiction.

Section 9.02 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.02. Each of the Parties acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

Section 9.03 Dispute Resolution.

(a)	In any dispute over or in any way related to the provisions of this Agreement and in all other disputes among the Parties hereto, including issues of enforceability, termination, and arbitrability, the dispute shall be resolved as set forth in this Section 9.03.

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(b)	The Parties shall first negotiate in good faith to attempt to resolve the Dispute.

(c)	In the event that the Parties are unable to resolve the dispute as set forth in Section 9.03(b) within thirty (30) days) of the commencement of efforts to do so, then the dispute shall then be submitted to non-binding mediation. The Parties shall apply to the American Arbitration Association for a mediator, with the mediation to take place via remote teleconference means unless otherwise agreed between the Parties.

(d)	In the event that the mediation as set forth in Section 9.03(c) fails to resolve all of the issues between or among the Parties, or if mediation is not held within sixty (60) days of the commencement of efforts to resolve the dispute pursuant to Section 9.03(b), then the matter or any remaining matters shall be submitted to final, non-appealable and binding arbitration before a panel of three (3) arbitrator. The arbitration shall be held by the American Arbitration Association (the “AAA”) in accordance with the Commercial Arbitration Rules of the AAA. The arbitration will be conducted in English. Each of Bitech and Mr. Johnson shall choose one (1) arbitrator to serve on the arbitration tribunal, with those two (2) arbitrators choosing the third arbitrator to serve on the arbitration tribunal. Arbitration shall be held via remote teleconference means unless otherwise agreed between the Parties, and if required by the arbitrators to be held in person, shall be held in Orange County, California. The arbitrators may issue any preliminary, injunctive, and/or equitable relief.

(e)	Nothing in this Section 9.03 will serve to restrict the ability to apply for emergency relief.

(f)	Any Party may, after failure of the negotiation and mediation procedures above, commence arbitration of the dispute by sending a written request for arbitration to all other Parties. The request shall state the nature of the dispute to be resolved by arbitration, and arbitration shall be commenced as soon as practical after such Parties receive a copy of the written request. The Parties may not bring suit regarding any disputes, controversies, or claims subject to this Section 9.03 in any venue other than an arbitration pursuant to this Section 9.03, except in order to enforce this Section 9.03 or enforce an arbitral award made pursuant to this Section 9.03. In the event that a Party attempts to bring an action in violation of this Section 9.03, the Parties agree that the other Parties will be entitled to the arbitrators or judge entering an injunction to enjoin such unauthorized action.

(g)	All Parties shall initially share the cost of arbitration, but the prevailing Party or Parties shall be awarded attorneys’ fees, costs, and other expenses of arbitration as determined by the arbitrators. All arbitration decisions shall be final, binding, and conclusive on all the Parties to arbitration, and legal judgment may be entered based upon such decision in accordance with applicable Law in any court having jurisdiction to do so. The Parties agree that the arbitral award shall be recognized by any applicable courts pursuant to all applicable statutes, conventions, and treaties. This Section 9.03 shall survive any expiration or termination of this Agreement, any merger or integration clause, and shall continue to inure to the benefit of the Parties hereto, for all purposes.

(h)	The Laws of the State of Delaware shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the Laws of the State of Delaware applicable to a contract negotiated, signed, and wholly to be performed in the State of Delaware, which Laws the arbitrators shall apply in rendering their decision. The arbitrators shall issue a written decision, setting forth findings of fact and conclusions of Law, within sixty (60) days after they shall have been selected. The arbitrators shall have no authority to award punitive or other exemplary damages.

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(i)	On application to the arbitrators, any Party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the arbitrators shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 9.03(h).

(j)	Any judgment upon any award rendered by the arbitrators may be entered in and enforced by any court of competent jurisdiction. The Parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) located in Orange County, California to enforce any award of the arbitrators or to render any provisional, temporary, or injunctive relief in connection with or in aid of the arbitration. The Parties expressly consent to the personal and subject matter jurisdiction of the arbitrators to arbitrate any and all matters to be submitted to arbitration hereunder. None of the Parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the Parties) shall have been absent from such arbitration for any reason, including that such Party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

Section 9.04 Limitation on Damages. In no event will any Party be liable to any other Party under or in connection with this Agreement or in connection with the Transactions for special, general, indirect or consequential damages, including damages for lost profits or lost opportunity, even if the Party sought to be held liable has been advised of the possibility of such damage.

Section 9.05 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 9.06 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM Central Standard Time on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five (5) days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective Parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a Party shall specify to the others in accordance with these notice provisions:

If to Bitech, to:

Bitech Technologies Corporation

Attention: Benjamin Tran

895 Dove Street, Suite 300

Newport Beach, CA 92660

Email: ben@bitech.tech

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With a copy, which shall not constitute notice, to:

Anthony, Linder & Cacomanolis, PLLC

Attn: John Cacomanolis and Lazarus Rothstein

1700 Palm Beach Lakes Blvd., Suite 820

West Palm Beach, FL 33401

Email: jcacomanolis@alclaw.com; lrothstein@alclaw.com

If any Bridgelink Party, to:

Bridgelink Development, LLC

Attention: Cole Johnson

777 Main St Ste 3000

Fort Worth, TX 76102-5365

Email: cole.johnson@cwj-bl.com

with a copy, which shall not constitute notice, to:

Kearney, McWilliams & Davis, PLLC

Attn: Bridgelink 77036

55 Waugh #150

Houston, TX 77007

Email: bnevills@kmd.law; jwalters@kmd.law; vpatel@kmd.law

Section 9.07 Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 9.08 Third Party Beneficiaries. This contract is strictly between the Parties, and except as specifically provided herein, no other Person and no director, officer, members, stockholder, employee, agent, independent contractor or any other Person shall be deemed to be a third-party beneficiary of this Agreement.

Section 9.09 Expenses. Subject to Article VIII, Section 9.03 and Section 9.07, and other than as specifically set forth herein, whether or not the Exchange is consummated, each of the Parties will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other Transactions.

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Section 9.10 Entire Agreement. This Agreement and the other Transaction Documents represent the entire agreement between the Parties relating to the subject matter thereof and supersede all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 9.11 Survival. The representations, warranties, and covenants of the respective Parties shall survive the Closing Date and the consummation of the Transactions for a period of two years.

Section 9.12 Amendment; Waiver.

(a)	This Agreement cannot be amended, except by a writing signed by each of the Parties and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the Party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b)	Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c)	Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

Section 9.13 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Section 9.14 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

Section 9.15 No Assignment or Delegation. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, without the prior written consent of the other Party and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect.

Section 9.16 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each Bridgelink Party and Bitech shall use their respective commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the Transactions shall be consummated as soon as practicable, and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement and the Transactions.

Section 9.17 Further Assurances. From and after the Effective Date, each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the Transactions.

Section 9.18 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Bitech Technologies Corporation

By:
Name:	Benjamin Tran
Title:	Chief Executive Officer

Emergen Energy LLC

By:
Name:	Cole Johnson
Title:	Manager

Bridgelink Development, LLC

By:
Name:	Cole Johnson
Title:	Chief Executive Officer

C & C Johnson Holdings LLC

By:
Name:	Cole Johnson
Title:	Manager

Cole Johnson

By:
Name:	Cole Johnson

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Annex 1

Membership Interest Assignment

(Attached)

Exhibit A

BESS Development Projects

ISO	State	Zone	BESS (Mwac)	BESS (MWhr)
Redbird BESS	TX	ERCOT-Houston	100	400
Wildfire BESS	TX	ERCOT-South	100	400
Friendship	TX	ERCOT/West	60	240
Lady Bird	TX	ERCOT/West	60	240
Longhorn	TX	ERCOT/West	60	240
Pecan	TX	ERCOT/West	60	240
Prickly Pear	TX	ERCOT/West	60	240
Yellow Rose	TX	ERCOT/West	60	240
Bright Light	TX	ERCOT/West	60	240
TPLT 1-10 BESS	TX	ERCOT/West	100	400
WR Ranch TX BESS 1	TX	ERCOT/North	120	480
ERCOT			840	3,360

WECC

TPL EPE	TX	WECC	25	100
X-One Solar Ranch 1	AZ	WECC	100	400
Dudden Ranch 1	AZ	WECC	100	400
Aldahra Farm 1	AZ	WECC	100	400
Aldahra Farm 2	AZ	WECC	100	400
TOTAL			425	1,700

PJM
BL PJM BESS 1	VA	PJM	50	200
BL PJM BESS 2	PA	PJM	50	200
TOTAL			100	400

MISO
Gibbs Ranch BESS 1	LA	MISO	120	480
Gibbs Ranch BESS 2	LA	MISO	120	480
TG BESS 1	LA	MISO	120	480
TG BESS 2	LA	MISO	120	480
Neighbors BESS 1	LA	MISO	120	480
TOTAL			600	2,400
TOTAL Mwac			1,965	7,860

Exhibit B

Solar Development Projects

ISO	State	Zone	Solar (MWac)
ERCOT
Redbird Solar	TX	ERCOT-Houston	100
Wildfire Solar	TX	ERCOT-South	100
Friendship	TX	ERCOT/West	120
Lady Bird	TX	ERCOT/West	120
Longhorn	TX	ERCOT/West	120
Pecan	TX	ERCOT/West	120
Prickly Pear	TX	ERCOT/West	120
Yellow Rose	TX	ERCOT/West	120
Bright Light	TX	ERCOT/West	120
TOTAL			1,040

WECC
TPL EPE	TX	WECC	50
X-One Solar Ranch 1	AZ	WECC	250

X-One Solar Ranch 2	AZ	WECC	250
X-One Solar Ranch 3	AZ	WECC-PURPA	75
X-One Solar Ranch 4	AZ	WECC-PURPA	75
Dudden Ranch 1	AZ	WECC	325
Dudden Ranch 2	AZ	WECC-PURPA	75
Aldahra Farm 1	AZ	WECC	250
Aldahra Farm 2	AZ	WECC	250
TOTAL			1,600

PJM
BL PJM Solar 1	VA	PJM	100
BL PJM Solar 2	PA	PJM	150
TOTAL			250

MISO
Gibbs Ranch Solar 1	LA	MISO	250
Gibbs Ranch Solar 2	LA	MISO	250
Gibbs Ranch Solar 3	LA	MISO	225
Gibbs Ranch Solar 4	LA	MISO	225
TOTAL			950
TOTAL Mwac			1,93,84065

Exhibit C

Project Management Services Agreement

(Attached)

Exhibit D-1

Benjamin Tran Employment Agreement

(Attached)

Exhibit D-2

Cole Johnson Employment Agreement

(Attached)

Exhibit E-1

Benjamin Tran Option Agreement

(Attached)

Exhibit E-2

Cole Johnson Option Agreement

(Attached)